Exhibit 10.7

ABC(2023)1003-1

No.:33010120230044064

Working capital loan contract of

Agricultural Bank of China Limited

Agricultural Bank of China

Dear customer: In order to protect your rights and interests, please read all the terms of this contract (especially the boldface terms) carefully before signing this contract, and pay attention to your rights and obligations in the contract. If you have any questions about this contract, please consult the lender. For business consultation and complaints, please call the agricultural Bank of China customer service hotline: 95599.

Catalogue

Article 1 Definition	1

Article 2 Commitment of the Borrower	2

Article 3 Basic clause	3

3.1 Borrower	3

3.2 Use of the loan	3

3.3 Interest rate, penalty interest and compound interest	3

3.3.3 Penalty and interest	6

3.3.5 Compound interest	6

3.4 Withdrawal and loan payment	6

3.4.1 Drawing conditions	6

3.4.4 Transfer rotation	8

3.5 Supervision of financial indicators	9

3.7 Repayment	9

3.8 Loan voucher	10

3.9 warranty	10

3.10 rights and obligations	10

3.10.1 The Rights and Obligations of the Borrower	11

3.10.2 The Rights and Obligations of the Lender	11

Article 4 Supplementary clause	12

Article 5 Legal liability	12

Article 6 Other matters	13

Borrower (full name): Hangzhou Xuhang Network Technology Co., LTD

Address (Address): Room 101, No.2 Gaoting ba, Gongshu District, Hangzhou City, Zhejiang Province

telephone:     19816871149    _ portraiture:

Legal representative / responsible person: Tianhang  Xiao

Lender (full name): Agricultural Bank of China Limited, Hangzhou Gong villa branch Line

Address (Address): No.418, South Hushu Road, Gongshu District, Hangzhou City, Zhejiang Province

telephone:    0571-88068853     portraiture:

Legal representative / responsible person: Wei Ding

According to the relevant national laws and regulations. Both parties conclude this contract through consultation.

Article 1 definition

Unless otherwise agreed, the following terms are defined as follows:

1.1 Working capital loan: refers to the loan issued by the lender to the borrower for the daily production and paste turnover of the borrower, including general flow

Capital borrowing and recyclable working capital borrowing.

1.2 General working capital loan: refers to the working capital loan that cannot be recycled during the loan term or after repayment.

1.3 Circulable working capital loan: refers to the working capital loan that can be recycled after repayment within the validity period of the loan amount and the borrower makes multiple withdrawals according to the needs. Among them, the self-service recyclable working capital borrowers can independently withdraw the borrowing funds through the lender’s business counter or self-service electronic channels.

1.4 Loan term: including the total loan term and the single loan term. The term of the total loan means the period from the date of the first loan to the date when the borrower pays off all the principal and interest of the loan as agreed in the contract; the term of the single loan means the period from the date of the single loan to the date when the borrower pays off the principal and interest of the loan.

1.5 Loan amount: refers to the loan principal limit provided by the lender to the borrower within the validity period of the amount agreed in the contract. For the recyclable working capital loan, the borrower can recycle the loan within the validity period of the loan amount and the loan amount, but the sum of the loan amount applied by the borrower and the outstanding benzene gold balance of the loan under the contract shall not exceed the loan amount. When the validity period of the loan amount ends, the unused loan amount will automatically become invalid.

1.6 Validity period of the quota: refers to the period from the effective date of the loan amount to the expiration date of the loan amount.

1.7 Self-service electronic channel: refers to the electronic channels such as handheld banking, online banking, telephone banking and cash management channels that can be used by the lender under the self-service recyclable working capital loan method.

1.8 Period: The period shall be calculated as day, month and year. If the last day of the expiration of the period is a statutory holiday, the first working day after the holiday shall be the expiration date of the period.

1.9 LPR: Loan Prime Rate abbreviation refers to the loan market quoted rate published by the National Interbank Lending Center on the 20th of each month. It currently includes two varieties above 1 year and 5 years, and is only used in RMB.

1.10 LIBOR: London Inter Bank OFfered Ra te, the London interbank offered rate for dollar, pound Euro, Japanese yen, and Swiss franc in five currencies.

1.11 SOFR: Secured Overnight Financing Rate is the guaranteed overnight borrowing rate for US dollars only. Among them, SOFR term interest rate refers to the term interest rate calculated on the basis of SOFR futures or derivatives trading, reflecting the expectation of SOFR interest rate for a period of time.

1.12 SONA: Sterling Overnig ht Index Average, the average overnight index rate, for sterling only.

1.13 EURIBOR: Euro Inter Bank Offered Rate is the European interbank offered rate for the euro only.

1.14 THBOR: Tokyo Inter Bank Offered Rate, the Tokyo interbank offered rate, only for yen.

1.15 SARON: Swiss Average Rate Overnight is the Swiss average overnight rate and is used only for the Swiss franc.

1.16 HIBOR: Hong kong Inter Bank Offered Rate, the Hong Kong Interbank Offering Rate, is only for Hong Kong currency.

1.17 SIBOR: Singapore Inter Bank Offered Rate, the Singapore Interbank Offering rate, for onlyIn Singapore yuan.

1.18 Withdrawal date: refers to the date on which a single loan is transferred to the borrower’s account.

1.19 Laws and regulations: including the laws, administrative regulations, local regulations, rules, judicial interpretations and other provisions of the People’s Republic of China Provisions of the legal force of law.

1.20 Loan annualized interest rate: refers to the ratio of all borrowing costs charged by the borrower to the actual occupied borrowing principal, and converted into an annualized interest rate. This contract card does not have any expenses directly related to the loan. In this contract, the borrowing interest rate and the loan execution interest rate refer to the annual interest rate of borrowing, which is the annual interest rate calculated at the interest cost charged to the borrower. The above loan loan does not include the contingent costs that may occur according to this contract, such as the penalty interest or compound interest arising from the overdue loan or the default use of the loan, and the expenses of the lender to realize the creditor’s rights, etc.

Article 2 Commitment of the Borrower

The Borrower undertakes as follows:

2.1 Loan application is in compliance with the law: the borrower is an enterprise (business) legal person of the business established according to law and approved and registered by the competent department or other organizations that can be used as the borrower as stipulated by the state; Good credit of the borrower and its major shareholders and the actual controllers, No major adverse record, No overdue debt; the purpose of loan and repayment source are clear and legal; The borrower’s production and operation is legal and compliant, In line with the national industry, environmental protection and other relevant policies; The borrower and the major shareholders, the actual selection of persons do not involve money laundering, terrorist borrowing, tax evasion, sanctions and other routes, And the environment and production safety are in accordance with the national regulations, And has formulated the necessary measures to prevent and respond to environmental, social and governance risks, Knowing the lender’s requirements, Submit environmental, social and governance exclusion reports to the lender; The borrower, the main shareholders, the actual controller, and the senior executives of the legal representative do not illegally engage in private lending, illegal fund-raising, flood Mafia evil and other illegal financial activities; There is no other violation of laws and regulations.

2.2 The behavior of the contract is flawless: for signing the contract or perform the obligations under the contract, the borrower has signed the legal representative or competent agent of the borrower, the active or cooperation with the lender to handle the contract approval, registration or filing procedures; there are no other defects in the loan contract due to the borrower.

2.3 The validity and validity of the guarantee provided: the borrower ensures that the guarantor has signed the guarantee contract or performed its obligations under the guarantee contract; the guarantor has the right to establish the guarantee with the guarantee; the authorized signatory signs on the guarantee contract; urges the guarantee to handle actively or cooperate with the lender for the approval, trial, filing and registration of the guarantee; the guarantee has no defects in its effectiveness or any major adverse changes.

2.4 Implement the rights and obligations of the contract in good faith: make the fan loan according to the term, purpose and method agreed in the contract, Do not use the loans for fixed assets, equity and other investments and for areas and purposes prohibited by the State, And for not using loans to engage in illegal activities, Do misappropriation of loans; Actively cooperate with the national classified health management departments and lenders to carry out loan payment management, post-loan management and box clearance inspection; Reprepay the loan in full in accordance with the contract, Do not avoid debt in any way; Make foreign investment, substantially increase debt borrowing, And obtaining the consent of the lender before undertaking such heavy matters as merger, division and transfer of equity; The lender has the right to recover the loan in advance according to the withdrawal of funds from the borrower; Timely notify the lender in case of major litigation, major changes in senior management personnel, changes in accounting policies and major adverse matters affecting the solvency; There is no other breach of contractual obligations.

2.5 The Borrower does not conceal from the Lender any matter that has occurred or is occurring and may affect its financial position and solvency, including but not limited to: litigation claims, other administrative procedures or claims.

2.6 The Borrower shall timely provide the Lender with true, complete, accurate, legal and effective forest materials 1 including but not limited to the borrower, guarantor, shareholders and other relevant documentation.

Article 3 Basic clause

3.1 Borrower

The lender shall extend loans to the borrower in the form of loan (1) below.

(1) Current working capital borrowing

① Rain type and amount of the loan (in words): RMB 5 million.

② Total loan term (in words): twelve months.

③ Amount and term of a single loan:

borrowing balance	Release date	life of loan
5 million	20231222	20231222-20241221

(attached table added if the columns in the table are not enough shall be an integral part of this contract.)

(2) recyclable working capital borrowing

① Currency and amount (in words):

② Validity period of the quota (in words): (Year, month, date) )to    (Year, month, date) .

(3) Self-service revolving working capital borrowing

① Currency and amount (in words):

② Limit idity period (in words):    (Year, month, date) to    (Year, month, date) .

3.2 Use of the loan

The loans hereunder are used for: Management

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3.3 Interest rate, penalty interest and compound interest

3.3.1 Loan rate (i. e. loan annualized rate)

3.3.1.1 For RMB loan, the interest rate is listed below (1) How to determine:

(1) Fixed interest rate: draw money according to a single loan Day (the date of withdrawal / the date of contract signing)  1 year designated time (1 year / 5 years +) LPR Plus (plus / minus) five    (in words) BP (1BP =0.01%) was determined. The borrowing rate is fixed during the term of the loan until the maturity date of the loan.

(2) Floating interest rate: it is determined according to the addition or decrease of the LPR agreed in each cycle, and fluctuates according to the cycle. Under this Contract, the interest rate adjustment is —— (in words) months, with a point difference of —— (plus / minus) ——    receive    (in words) bp (1bp =0.01%), the point difference remains unchanged during the loan term. Among them, the LPR executed in the first cycle is the day before the loan withdrawal date (1 year / 5 years) LPR, the LPR executed in each cycle shall be redetermined according to the LPR on the day before the corresponding day of the first month of the cycle. If there is no corresponding day of the loan withdrawal date, the last day of the month shall be regarded as the corresponding date.

(3) Other methods:  ——

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3.3.1.2 at the interest rate below —— Method (when the benchmark interest rate is negative, the interest rate is zero):

(1) On the withdrawal date of a single loan,  ——  (Overnight SOFR rate 7 SOFR term rate / other forms of SOFR rate) (the specific term varieties are:     ) For the pricing benchmark plus or minus a certain point difference to determine, the point difference is —— (Add / subtract)—— (In words) bp (1bp =0.01%), the point difference remains unchanged during the loan term. The withdrawal date of a single loan is the first interest rate determination date, which will be listed below —— Adjust the pricing benchmark and calculate interest in sections:

①The pricing benchmark is —— (in words) (day / month) as an adjustment cycle. The interest rate of the third and subsequent periods is set as ——    (The first interest rate determination date / the previous interest rate date) the corresponding date after the expiration of one period. The lender adjusts the lending rate at the appropriate pricing benchmark and the above spread. If the whole month is taken as the adjustment period, if there is no date corresponding to the previous interest rate determination date in the adjustment month, the last day of the month shall be the corresponding date.

② Pricing base huai in the entire loan term does not adjust.

(2) The LIBOR applicable to the withdrawal date of a single loan (the specific term varieties are:    ——    ) Add or subtract a certain point difference for the pricing benchmark, and the point difference is —— (Plus / minus): ——     (In words) bp (1bp =0.01%), the point difference is in the borrowing    ——

Remunchanged for the period. The withdrawal date of a single loan is the first interest rate determination date, which will be listed below To set out the pricing benchmark Adjustment, section interest:

① pricing benchmark with    ——    Too k too write) a month for an adjustment cycle. The subject rate of the second and subsequent periods is determined as     ——    (The first interest rate determination date / the previous interest rate date) the corresponding date after the expiration of one period. Loan R adjusts the lending rate on the applicable pricing benchmark and the aforementioned spread. If there is no date corresponding to the previous interest rate determination group in the adjustment month, the last day of the month shall be the corresponding date.

② The pricing benchmark will not be adjusted throughout the loan term.

For the above two pricing benchmark adjustment methods, the borrowing rate shall be implemented according to the interest rate determination method agreed in this contract before June 30,2023; After June 30,2023, the pricing benchmark shall be converted according to the following rules: on the first interest rate determination date after June 30, 2023, the SOFR interest rate for the corresponding term shall be the pricing benchmark, adjust the spread and determine the borrowing rate (conversion loan rate = corresponding term SOFR rate + adjustment spread + origin difference). Adjust spreads are shown in the table below. Other agreements except the pricing benchmark (such as interest calculation method, interest settlement, penalty interest number and compound interest, etc.) shall remain unchanged.

Adjusted spread of USD SOFR versus LIBOR rates (Units: bp) :

currency	One month	Three months	Six months	In 1 year
American dollar	11.45	26.16	42.83	71.51

(3) With a fixed interest rate with an annual interest rate of —— %, the borrowing rate is fixed during the term of the loan until the maturity date of the loan.

(4) Other ways:    ——                                  .

3.3.1.3    ——    (GBP GBP / EUR / JPY JD CHF / HKD / SUSD SGDOther non-US dollar foreign currency currency) borrowing, the interest rate is the following —— Method (when the benchmark interest rate is negative, the interest rate is zero):

(1) Where applicable on the withdrawal date of a single loan ——    (SONIA / ERUIBOR / TIBOR / SARO N / HIBOR / SIBOR / Other) Term Rate (specific term varieties are:    ——    ) For the pricing benchmark plus or minus a certain point difference to determine, the point difference is ——    (Add / subtract)    ——    (In words) bp (1bp =0.01%), the point difference remains unchanged during the loan term. The first interest rate is determined on the date of a single loan, which will be followed by the first below —— Adjust the pricing benchmark and calculate interest in sections:

① pricing benchmark with ——    (In words) months is an adjustment cycle. The interest rate of the second and subsequent phases is set as (The first interest rate is indeed the day / the previous interest rate determination date) the corresponding date after the full period. On that date, the lender avoids adjusting the borrowing rate according to the appropriate pricing benchmark and the aforementioned point spread. If there is no date corresponding to the previous interest rate determination date in the adjustment month, the last day of the month shall be the corresponding date.

② The pricing benchmark will not be adjusted throughout the entire loan term.

(2) Overnight if applicable on the withdrawal day of a single loan ——    (SONIA / ESTR / TONA / SARGRSHIBOR / Other) is  ——    Price benchmark add or subtract a certain point difference to determine, the point difference is ——    (Plus / minus) ——     (In words) (1bp=0.01%), the point difference remains unchanged during the loan term. The pricing benchmark is adjusted on a daily basis and calculated on a daily basis. The withdrawal of a single loan is the first interest rate determination date, and the subsequent interest rate determination date is each natural day after the first interest rate determination date.

(3) Determined at a fixed rate of interest of % per annum, the interest rate on borrowings is fixed for the term of the borrowing until the maturity date of the borrowing.

(4) Other methods: ——    .

3.3.1.4 The pricing benchmark applicable to the interest rate determination group

For the overnight benchmark interest rate is used in Article 3.3.1.2 and 3.3.1.3, if the interest rate is determined, if the interest rate is not a working day, the latest working day is T day), the applicable pricing benchmark shall be     ——    .The interest rate value of the term T-5 working days corresponding to the loan currency pricing benchmark agreed under this contract is shown in the financial telecommunications terminal page brief.

For the non-overnight benchmark interest rate used in Article 3.34 and 3.3.1.3, the interest rate is true day (T day, if the interest rate is determined day is not work .In the case of date, the latest working day is T) and the applicable pricing benchmark shall be ——    The interest rate value of the term T-3 working days of the loan currency pricing benchmark agreed under the contract is shown in the financial telecommunications terminal page.

The above Wang Zuoofu refers to the local working partner of the benchmark pricing of the lending currency.

3.3.2 Interest calculation and interest settlement method

3.3.2.1 The loan shall be settled monthly  (month / quarter / half year / year), on the 20th day of each month (month / quarter end month / June / December / end month). The Borrower shall pay the interest on each day of interest settlement. If the last repayment date of the loan principal is not in the end.On the coupon date, the unpaid interest shall be paid with the principal.

3.3.2.2 The interest of the loan under this Contract shall be calculated on daily (actual days) from the date of a single loan. For a loan with a fixed interest rate, the interest shall be calculated according to the loan interest rate agreed in the contract. For the loan of floating interest rate, the interest shall be calculated according to the current interest rate determined in each floating period; if the interest rate fluctuates multiple times during a single settlement period, the interest of each floating period shall be calculated first, and then the total interest of each floating period shall be added. Where other interest rates are applied, the interest shall be calculated as agreed.(Including: RMB daily interest rate = annual interest rate / 360; British pound, Hong Kong dollar, Singapore dollar, Canadian dollar, Australian dollar daily interest rate = annual interest rate / 365,Daily interest rate for other foreign currencies = annual interest rate / 360. )

3.3.2.3 If the repayment date (if the repayment date is not agreed, the next day of the maturity date of the loan is the repayment date) is the legal holiday date, the repayment date shall be postponed to the first working day of the statutory holidays and public holidays. During the extended period, interest shall be calculated and charged according to the agreed interest method.

3.3.3 Penalty and interest

3.3.3.1 If the borrower fails to repay the loan principal within the time limit agreed herein, the lender shall, on the basis of the overdue date of the execution rate of the loan, collect the penalty rate according to the overdue term: 100 from 30 days (including 30 days) from the overdue date

Divide fifty    (In words) the penalty interest; more than 30 days to 60 days (including 60 days) increased by 50%(In words) collect penalty interest; 60 days above five percent Pick up (in words) to collect penalty interest. During the overdue period, the penalty interest rate of fixed interest rate borrowing is fixed and unchanged; if the benchmark interest rate is adjusted by LPR and SOFR, the penalty interest rate shall be determined based on the borrowing rate according to the method agreed herein.

3.3.3.2 If the borrower fails to use the loan for the purpose agreed herein, the loan of the lender shall be from the date of default .On the basis of the fixed loan interest rate, one hundred percent (in words) shall increase the penalty interest until the principal and interest are paid off. Term of breach of contract ,Meanwhile, the penalty interest rate of fixed interest rate borrowing is fixed; If the benchmark interest rate such as LPR and SOFR is adjusted, the penalty interest rate shall be determined according to the borrowing rate agreed herein.

3.3.3.3 If the same loan is overdue and not used for the purpose agreed in the contract, the penalty interest rate shall be calculated as the higher one.

3.3.4 The annualized interest rate, interest rate and execution interest rate of the loan shall be calculated by the single interest method. Unless, as agreed herein, the lender shall recover the unpaid interest payable to the borrower in accordance with the provisions of the People’s Bank of China, see Article 3.3.5 for details.

3.3.5 Compound interest

If the borrower fails to pay the unpaid interest payable on time, the lender shall make compound interest monthly (quarterly / monthly) from the date when the borrower fails to pay the unpaid interest payable on time. The unpaid interest payable includes: the unpaid interest payable during the loan period (including penalty interest for default) and the unpaid interest payable after the overdue loan (including overdue penalty interest and penalty interest for default). The unpaid interest payable during the loan period shall be compound as agreed before,and after the repayment date; the unpaid interest payable on the overdue loan,recinterest at the overdue borrowing rate.

3.4 Withdrawal and loan payment

3.4.1 Drawing conditions

3.4.1.1 In applying for withdrawal, the borrower shall simultaneously meet the following conditions:

(1) The borrower has the qualification of the loan principal; the corresponding decision-making body or authorized institution has made a resolution to approve the loan according to law, which is relevant

The department review has been approved

(2) The relevant guarantee procedures required by the lender have been completed, and the guarantee is legal and effective;

(3) The purpose of the loan money conforms to the provisions of laws and regulations and the provisions of the loan contract and the business contract corresponding to the loan money;

(4) The relevant commitments made by the borrower at the signing of the contract are still true and valid at each withdrawal, with no material or substantial adverse changes, and no other material adverse circumstances that may affect the performance of this Contract;

(5) Other agreements:     ——

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3.4.1.2 From the date of signing this Contract within 3 (3 / 6 / 9) months, if the borrower fails to implement the conditions stipulated in 3.4.1.1, the Lender shall have the right to terminate this Contract. If the lender cancels the contract, the period of the borrower’s objection shall be seven days, since the lender is in written, oral or other forms shall be calculated from the date of notification to the borrower.

3.4.2 Drawing method

3.4.2.1 General working capital borrowing

3.4.2.1.1 The Borrower shall withdraw the loan according to the actual demand for the loan. The specific withdrawal plan is as follows: The lump sum withdrawal will be completed before December 31, 2023.

The first loan must be from    ——     (Year, month, date), the last loan must be at    ——    (Year, month, date) before the extraction. If the borrower fails to go through the withdrawal procedures in accordance with the withdrawal plan agreed in the contract, the lender may cancel or partially cancel the unwithdrawn loan, and may redetermine whether to issue the loan amount and the conditions for the withdrawal.

3.4.2.1.2 The borrower shall withdraw the loan according to the agreed date and amount. If the borrower needs to adjust the withdrawal plan, it shall advance —— the application for the loan fee shall be adjusted with the consent of the lender.

3.4.2.2 recyclable working capital borrowing

3.4.2.2.1 The wrong person may apply for withdrawing the loan from the lender one by one according to the loan amount, and handle the loan after the examination and approval of the lender The withdrawal procedures, as a single loan term is not exceeded go beyond the limit —— Month, and the expiration date of the period shall not exceed six months after the expiration date of the limit.

3.4.2.2.2 When the borrower applies for withdrawing the loan, it must submit the application for withdrawal to the lender and provide the corresponding commercial agreement with the loan, invoices and other vouchers and other relevant documents.

3.4.2.3 Self-service recyclable working capital loan

The borrower may withdraw the loan one by one within the loan amount through the business counter or self-service electronic channel provided by the lender according to the loan amount, but the amount of a single loan shall not be less than RMB 50,000 yuan and an integral multiple of 10,000 yuan, and the term of the loan shall not exceed one year and the expiration date of the term shall not exceed the expiration date of the validity of the loan.

3.4.3 Loan Payment

3.4.3.1 Entrusted Payment

3.4.3.1.1 Under any of the following circumstances, the borrower shall entrust the lender to pay the loan funds in accordance with this Contract and corresponding to the used funds

The counterparty of the borrower for the purpose specified in the business contract:

(1) The payment object is clear and the amount of a single withdrawal exceeds one ten thousand yuan (including equivalent foreign currency)

(2) Other circumstances as agreed upon by both parties;

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3.4.3.1.2 For grant payment, the borrower shall advance. Submit the withdrawal application and the entrusted payment notice to the lender Single, and provide the business contract, invoice and other vouchers corresponding to the requirements of the lender. After verification and confirmation, the lender shall pay the loan directly to the borrower’s counterparty through the borrower’s account. The borrower’s withdrawal with please do not conform to the conditions of the contract, or pay committee Yang single house does not accord with the contract, transaction information is incomplete or not mining, the lender can not issue, not pay the corresponding borrow: causing the borrower to the counterparty default or form other damage, the lender is not liable. The payment information provided by the borrower is inaccurate and incomplete, and the delay or failure of the fund payment shall not be liable.

3.4.3.1.3 Where the borrower applies for suspension of payment or withdrawal of the entrustment of payment, it shall submit the application to the lender in writing to the lender before the payment. After verification and confirmation by the lender, the entrusted payment shall be suspended and the corresponding loan may be recovered, during which the interest on the corresponding loan shall be calculated and charged in accordance with the contract. After the suspension of the entrusted payment, if the borrower applies for the resumption of the payment entrustment, it shall be handled in accordance with Article 3.4.3.1.2.

3.4.3.1.4 The entrustment of payment cannot be attached to conditions. If the borrower attaches conditions in the Notice of Commissiof Payment, the attached conditions shall have no obligation to the lender. Unless otherwise agreed in writing by both parties, the Lender shall not have the obligation to notify the payee of any matters such as entrusted payment, suspension of payment, withdrawal of payment and resumption of payment.

3.4.3.1.5 If the entrusted payment is adopted, the lender has the right to restrict the payment behavior and payment function of non-counter channels such as handheld banking, online banking, telephone banking and cash management channels of the relevant accounts of the borrower.

3.4.3.2 Independent payment

Except for the circumstances specified in Article 3.4.3.1.1, the borrower may independently pay the loan to the borrower’s account in accordance with the contract. The borrower shall inform the lender of the payment of the loan funds, and timely provide the use record of the loan funds and the business contract, invoices and other vouchers and other relevant materials corresponding to the loan funds according to the requirements of the lender. The lender can verify whether the loan payment conforms to the agreed purpose by means of account analysis, voucher inspection, on-site investigation, etc.

3.4.3.3 loan payment process, the borrower credit decline, main business profitability is not strong, loan funds use abnormal, not according to the contract, not in the contract way to pay loan funds, to pieces, provide false information, to avoid the lender entrusted payment, the lender can negotiate with the borrower supplementary loan issuance and payment conditions, according to the contract to change the loan payment method, or stop the loan distribution and payment.

3.4.4 Transfer rotation

3.4.4.1 because of the loan basis under this contract, and the corresponding business contract can not all actual performance, be lifted or invalid the lender, the borrower has extracted the loan beyond the borrower for related transaction actual payments or transaction money back, the borrower shall return the corresponding loan funds to the lender.

3.4.4.2 If the borrower fails to pay the loan funds in the agreed way, the lender shall have the right to recover the loan funds not paid as agreed.

3.4.4.3 Before the loan funds are returned to the lender in accordance with articles 3.3.1 and Article 3.3.2 under the provisions of Article 3.4.4.1 and Article 3.3.4.2.

3.5 Supervision of financial indicators

In case of the following (1) (2) (3), the Borrower shall implement the debt protection measures approved by the Lender as required by the Lender, otherwise, the Lender may take the relief measures stipulated in Article 5.3:

(1) The asset-liability ratio of the borrower is reached     75% more than;

(2) The borrower’s contingent liability ratio is more than 1.5 times

(3) The operating cash flow of the borrower continues three Years is negative;

(4) Other:

3.6 Account supervision

3.6.1 The borrower has designated the following accounts as the capital withdrawal account:

Account name: Hangzhou Xuhang Network Technology Co., LTD

Account number: 19011101040008347

3.6.2 The Lender has the right to take the following regulatory measures on the capital withdrawal account:

(1) Ask the borrower to provide the fund inflow and exit of the capital withdrawal account in time.

(2) Other:

3.7 Repayment

3.7.1 Repayment methoda branch of academic or vocational study

3.7.1.1 The Borrower shall meet before the repayment date” Deposit the current repayment principal and interest of the loan into the repayment account of the lender’s loss banquet, and irrevocably authorize the lender to transfer it from the account.

3.7.1.2 By consensus, both parties agree that the borrower fails to repay the debt under this contract (including the declared due), the lender shall have the right to open from the borrower in the lender or other branches of agricultural bank of China to deduct corresponding payment until all debts of the borrower under this contract.

3.7.1.3 If the lender exercises the right to set-off in accordance with the law or the contract, the period of the borrower’s objection shall be seven days from the lender Calculated from the date of notifying the borrower in writing, orally or otherwise.

3.7.2 Sayment order

3.7.2.1 The repayment of the borrower shall, unless otherwise agreed upon, be repaid in the following order:

(1) If there are several maturing debts between the borrower and the lender, and the repayment of the borrower is insufficient to pay off all the maturing debts, the loan shall be made

The payment of the debts paid off and the order of repayment shall be determined by the lender;

(2) Where the lender exercises the right of set-off against the borrower in accordance with the speed law or the contract, the debt offset and the order of offset shall be borrowed

Determination by the lender; when the lender exercises the right of subrogation according to law, the order of the payment of the debt paid by the secondary debtor to the lender shall be determined by the lender.

3.7.2.2 If the repayment of the borrower is insufficient to pay off the loan payable, the lender may choose to release the repayment for paying off the principal, interest, penalty interest and

The cost of compounding interest or realizing the claims.

3.7.3 Prepayment

3.7.3.1 The borrower shall make the payment in advance. Wu _ shall submit a written application to the lender, and can repay the money in advance after mutual agreement with the lender. The provisions of Article 3.7.2 shall apply to the repayment order of prepayment.

3.7.3.2 When the borrower repays in advance, the prepayment part shall be listed below (1) .

(1) The interest is calculated according to the actual loan term and the interest rate agreed in the contract;

(2) According to the actual loan term on the basis of the loan interest rate agreed in the contract     % Interest;

(3) Other:

3.7.3.3 If the borrower pays the loan in advance, the principal shall not be less than —— million and it shall be an integer multiple of ten thousand yuan.

3.7.3.4 If the borrower pays back part of the loan in advance, the interest on the outstanding loan shall still be calculated and paid at the fundraising interest rate agreed herein.

3.7.4 Extension of period

If the general working capital borrower cannot repay the loan according to the agreed repayment date, it may apply for an extension to the lender. The borrower should

The lender submits the extension application 15 days before the maturity date of the loan, and with the consent of the lender, the extension agreement shall be signed with the chlorine borrower.

3.8 Loan voucher

3.8.1 The loan certificate shall be an integral part of this Contract. This contract does not record, or records the loan amount, withdrawal amount, repayment money

If the amount, loan issuance date, maturity date, loan term, loan interest rate, and the purpose of the loan are inconsistent with the fixed record, the loan certificate shall be usedThe memory of3year8For2standard. Under the self-service recyclable working capital loan method, if the borrower draws the loan through the self-service power switch collection channel, the loan amount and withdrawalAmount, repayment amount, loan issuance date and maturity date, loan term, loan interest case, loan purpose of electricity formed through self-service electronic channelsSub-transaction records shall prevail

3.9 warranty

3.9.1 The guarantee method of the loan under this Contract is: letter need ,carry on a shoulder pole defend .

3.9.2 The guarantee contract shall be signed separately by the lender, the borrower and the guarantor. If the maximum amount of guarantee method is adopted, the guarantee contract is compiled No.: 33100520230030626,33100520230030627.

3.10 rights and obligations

3.10.1 The Rights and Obligations of the Borrower

(1) Withdraw the loan in accordance with the contract;

(2) Return the principal and interest of the loan on time and in full amount;

(3) If the loan is used in accordance with the purposes and methods prescribed by laws and regulations or agreed in the contract, the loan shall not be used for fixed assets, equity and other investments, and shall not be used for the fields and purposes of production and operation prohibited by the state;

(4) Accept and actively cooperate with the lender and its client to supervise and inspect financial activities, the use of loans and other related matters; timely submit to the lender the loan use, finance and other relevant information and information required by the lender at the request; cooperate with the lender in anti-money laundering, anti-terrorist financing, anti-tax evasion, and sanctions risk management, environmental, social and disposal assessment and governance risks; cooperate with the borrower, major shareholders, actual controllers, legal representatives, senior executives to conduct illegal private lending, illegal fund-raising, criminal and other illegal financial activities;

(5) The activities of the borrower shall notify the lender in writing in advance of the following acts, and with the consent of the lender, the lender may participate in the implementation:

① Implementation of contracting, leasing, joint-stock reform, joint venture, merger, merger, merger, division, reduction of registered capital, joint venture, major asset transfer, major overseas investment, bond issuance, large loans, major related transactions, application for suspension of business for rectification, application for dissolution, application for bankruptcy, etc.;

② Providing a large amount of guarantee for the debts of others or mortgaged or pledits main property to a third party, which may affect the solvency of the borrower;

③ The borrower is sufficient to cause material changes in the creditor-debt relationship under this contract or other material adverse circumstances affecting the realization of the lender’s creditor;

(6) The borrower shall notify the Lender in writing within 5 days of the following events:

① The borrower and its legal representative, the principal responsible person or the actual controller shall engage in illegal activities;

② Production suspension, closure, cancellation, revocation of business license, revoked, etc.;

③ Deterioration of the financial situation, serious difficulties in production and operation, or major adverse disputes;

④ Borrowers involved in money laundering, terrorist financing, tax evasion and sanctions risks;

⑤ The borrower is involved in major environmental, social and governance risks;

⑥ Borrowers, major shareholders, actual controllers, legal representatives, senior executives and other illegal financial activities engaged in private lending, illegal fund-raising, gang-related crimes and other illegal financial activities;

⑦ Other matters that the borrower may adversely affect the realization of the creditor’s rights.

(7) The borrower shall notify the Lender in writing within 7 days of the following events:

① Change of subordination, major changes in high-level personnel, and major adjustment of organizational structure;

② The name, domicile, business scope and other industrial and commercial registration items or franchise items have major changes;

③ Increase the registered capital and make substantial changes to the articles of association;

④ Changes in other important matters that may affect the performance of the debt;

(8) The borrower and its investors shall not evade debts to the lender by any means such as withdrawing funds, transferring assets or transferring shares without authorization,

Not to engage in other acts that harm the interests of the lender;

(9) Other rights and obligations stipulated by laws and regulations or agreed upon by both parties.

3.10.2 The Rights and Obligations of the Lender

(1) Issue the loan to the borrower in full amount, except for the delay due to the borrower’s own reasons or other non-lender reasons;

(2) Have the right to supervise and inspect the borrower’s production and operation, financial position, material inventory and the use of the loan by on-site and off-site means etc., and require the borrower to provide relevant documents, materials and information;

(3) to the borrower that may affect the safety of the loan or the performance of the debt, or the guarantor has stopped production, closure or cancellation of registration was revoked business license, bankruptcy, cancellation and major operating losses may lead to the part or all of the corresponding guarantee ability, or as loan collateral, collateral stolen value reduction, accidental damage or loss endanger guarantee implementation, money can ask the borrower to correct, carry out the creditor’s rights guarantee save, provide other effective guarantee, or cut, cancel the borrower borrowing amount, stop issuing loan, announced this contract and other contract loan expires in advance, early loan borrowing, etc.;

(4) Other rights and obligations stipulated by laws and regulations or agreed upon by both parties.

3.10.3 Other obligations

3.10.3.1 Each party shall be obliged to keep confidential the trade secrets of the other party obtained during the performance of the contract; unless otherwise stipulated by laws and regulations, it shall not disclose or disclose the described information to any third party without the consent of the other party.

3.10.3.2 After the termination of the contract rights, all parties shall perform the necessary notification, assistance and other obligations in accordance with the principle of good faith.

Article 4 Supplementary clause

The parties hereby agree as follows:

In any of the following circumstances, the lender shall inform the credit (pledge) client, credit enhancement or guarantor in writing, and take measures such as recovering part or all of the loan in advance, or requiring the borrower to provide additional guarantees approved by the lender to resolve potential risks: 1. The borrower provides false materials or supporting documents to the lender. 2. The borrower changes the purpose of the loan or misappropriates the loan without authorization. 3. The borrower fails to repay the principal and interest according to the repayment plan agreed in the contract. 4. The relationship between the loan bank deteriorates or refuses the loan bank to supervise and inspect the use of the loan. 5. The credit augmentation party or the guarantor fails to perform the compensation liability as agreed. 6. The borrower transfers or treats the potassium offset (rot) without authorization. 7. If the assessed value of the (pledged) mortgage is accidentally damaged or lost, collected or requisition, or the assessed value of the (pledged) collateral drops, the loan is insufficient to cover the loan risk, and the borrower refuses to provide supplementary guarantee as required by the loan. 8. The credit provider or guarantor violates the contract domain or the husband. 9. The borrower and its main shareholders, actual controllers, legal representatives, senior executives and other personnel illegally engage in illegal fund-raising by private lending, gang-related crimes and other illegal funds melting activities. 10 . Other acts affecting the rights and interests of the lending bank.

In any of the following circumstances, the lender shall treat the borrower, mortgage (pledge) in accordance with the loan contract, cooperation agreement and laws and regulations. The credit holder or the guarantor shall recover: 1. When the loan expires, the enterprise fails to repay the loan principal and interest of the loan bank in full. 2. The duration of the loan. Within, the enterprise defaults on interest for more than three months, the loan bank announces that the loan is due in advance, but the enterprise fails to repay the loan on schedule. 3. Enterprise existence misusing the loan and other defaults, the lending bank announces that the loan is due in advance, but the enterprise fails to repay the loan on schedule. 4. Other overdue loans. If the lender announces the early maturity of the loan, it shall notify the borrower, credit (pledge) guarantor, credit enhancement or guarantor in writing 5 working days in advance.

Article 5 Legal liability

5.1 The following acts of the borrower shall constitute a default:

(1) Violation of the obligations agreed upon in the contract;

(2) Failure to perform the commitments made in Article 2 of this Contract;

(3) explicitly express or act that it is unwilling to pay off its due or undue debts;

(4) If the borrower fails to perform or fully perform other obligations under the contract signed with the lender, the lender declares that the borrower constitutes a default;

(5) Other circumstances under which the borrower fails to perform or does not fully perform the contract.

5.2 The Lender may terminate this Contract and other contracts signed by both parties under the following circumstances:

(1) The borrower or the guarantor defaults;

(2) The repayment ability of the borrower or the guarantor may have significant adverse changes;

(3) The mortgaged property or pledge may suffer significant damage or value impairment;

(4) Adjustment of national policies that may have a significant adverse impact on the security of borrowing;

(5) The borrower has a material default against other creditors;

(6) Other circumstances under which the contract may be terminated as stipulated by law or agreed by both parties.

Where the lender terminates the contract, the period of objection of the borrower shall be seven days, counting from the date on which the lender notifies the borrower in writing, orally or otherwise.

5.3 As in Articles 5.1 and 5.2, the Lender may take the following relief measures:

(1) Request the borrower and the guarantor to correct the default behavior or other circumstances that are not conducive to the safety of the loan within a time limit, and implement other debt guarantee measures

Apply or providing other valid guarantees;

(2) If the borrower fails to use or repay the loan as agreed or fails to pay the interest payable as agreed, the penalty interest and compound interest shall be calculated and collected as agreed in the contract until the principal and interest are paid off;

(3) Reduce or cancel the loan amount of the borrower, stop issuing the loan, recover the already issued loan in advance, and declare the maturity of the loan under other loan contracts signed between the borrower and the lender;

(4) Exercise the legal or agreed right of set-off against the borrower;

(5) To require the borrower to bear damages and other legal liabilities;

(6) Take corresponding asset preservation measures and other legal measures;

(7) The default behavior of the borrower may be publicly disclosed;

(8) Other relief measures:             .

5.4 If the Borrower’s credit condition deteriorates as stipulated in clause 5.2, the Lender has the right to automatically cancel all the undrawn loan amount of the Borrower under this Agreement without notice.

5.5 If the lender realizes the creditor’s rights through litigation or arbitration due to the default of the borrower, the attorney’s fees, travel fees, execution fees, evaluation fees and all other expenses for the realization of the creditor’s rights shall be borne by the Borrower.

5.6 On the premise that the borrower performs the obligations agreed herein, if the lender fails to extend the loan to the borrower in full amount on time, it shall compensate for the loan.The actual loss suffered by people thereby.

Article 6 Other matters

6.1 The notice and various communication contacts hereunder shall be delivered to the other party according to the mailing address, telex number or other contact information recorded herein. Either party shall timely notify the other party of any change in the contact information.

6.2 Service terms

6.2.1 The Borrower agrees and confirms that the following address is the legal documents concerning contract performance and dispute settlement under this Contract: Address: Hangzhou, Zhejiang Province cup one hand in the other before the chest villa District gao pavilion dam 2 Number 1 0 1 room

Postal code: 3,10,000

Signed by and contact number: Xiao Tianhang 1 9 8 1 6 8 7 1 1 4 9

The relevant legal documents shall be deemed to have been delivered by special person or mailed to such address.

6.2.2 The Borrower agrees that the Lender or the disputed competent authority may also pass the below (1) .Type of electronic delivery method Service of the relevant legal documents to the borrower:

(1) Mobile phone number (SMS ) 1 9 8 1 6 8 7 1 1 4 9

(2) Fax:

(3) E-mail address:

(4) QQ:

(5) Wechat:

(6) Other electronics:

6.2.3 The scope of application of the coronavirus method includes: various notices, agreements and other documents under this Contract, as well as in the dispute settlement procedures Relevant documents and French and German documents (including but not limited to mediation, arbitration, first instance, second instance, review, execution and other procedures).

If the service address or square instrument needs to be changed, the borrower shall notify the lender in writing seven working days in advance, and the change shall take effect from when the Lender actually receives the notice. Failure to give advance written notice shall be deemed to have been unchanged.

Due to the inaccurate or untrue authenticity of the delivery address provided by the borrower, or the failure to timely notify the lender after the change of the delivery address, or the borrower and the recipient designated by the family member (whether the borrower appoints the agent or not, the loan can be delivered to the legal representative or responsible person) If the borrower refuses to sign and result in the failure of the relevant legal documents, the borrower shall bear the legal consequences arising therefrom. For the service by mail, the date of return indicated on the mail receipt shall be regarded as the date of service; for the service, the date of delivery of the person on the date of service on the spot.

6.2.4 If the delivery address and the electronic service method are agreed at the same time, the delivery address designated by the borrower shall have the same legal effect as the electronic service. Where the same matter or legal document is served in various ways, it shall have the effect of service, and the first service date of service shall be the date of service.

6.2.5 This service term shall be independent and shall not be affected by the overall validity of the Contract or other terms.

6.3 The fees to be paid by both parties to the performance of this Contract shall be borne by both parties through negotiation. If no negotiation or negotiation fails, both parties shall

According to the laws and regulations or in accordance with the principle of fairness

6.4 before the lender or Agricultural Bank of China according to the management of authorization or entrust other branches of Agricultural Bank of China to perform the rights and obligations under this contract (including but not without post-loan management, loan collection and collection, exercise security rights, cancer, etc.), or the loan transfer under this contract to China agricultural branch other branch management, the borrower approved, and take the corresponding legal consequences under this contract. The above actions of the lender need not require the consent of the borrower.

6.5 Personal Information Protection clause

6.5.1 Commitment of the Borrower:

(1) With the consent of the legal representative, senior executives, actual controllers (natural entry), major natural person shareholders, business managers and other relevant persons, the name, identity certificate information (type, number and validity period), mobile phone number, of the relevant persons have been obtained through authorization      (Others) The necessary personal information shall be provided to the Lender for the investigation, examination, approval, duration management and other risk management work in the process of letter application under this Contract, for contacting your company, as well as the obligations stipulated by laws and regulations and the implementation of regulatory requirements.

(2) Keep the supporting materials that the relevant person agrees to provide the personal information to the lender and provide them upon the request; assist the lender to respond to the claims and disputes of the relevant person on the protection of personal information.

(3) Timely notify the lender of the change; the borrower shall bear the legal liability for the infringement of the personal information rights and interests of the relevant person due to the failure to timely or fully inform it.

6.5.2 Loan Preparation and Investment Commitment:

(1) Handle personal information in accordance with the provisions of laws and regulations, and the scope and use agreed with the borrower, take security measures to protect the security of personal information, and prevent the leakage, abuse or illegal use of personal information.

(2) After receiving the notice of the borrower on the change of relevant persons, it shall not be handled in any other way other than storing personal information in accordance with the archives management regulations of the state and the lender.

(3) Store personal information in accordance with the period required by laws and regulations and the minimum period necessary to realize the business purposes under this Contract.

6.5.3 The following special circumstances occur may involve the provision of the above personal information of the relevant person to a third party. Specifically, it includes:

(1) When the non-performing loans are collected, it may be necessary to provide the personal information to the lawfully established collection agency;

(2) When securitization of credit assets and transfer of non-performing credit assets, personal information may be necessary to provide to legally established trust companies and finance

Asset management companies, etc.;

(3) For the purposes of business linkage and collaborative management, it may be necessary to provide personal information to the lender’s overseas branches (sub-banks) or subsidiary institutions.

The Borrower undertakes to provide the personal information of the relevant person to the aforementioned third party with the separate consent of the relevant person through authorization.

The Lender undertakes to perform the relevant obligations of personal information protection in accordance with the specific requirements of relevant laws and regulations in the event of the above special circumstances and the program.

6.5.4 For the general rules related to the protection of the personal information of the relevant persons, such as the methods and procedures used by the relevant persons to exercise the rights prescribed by law, please refer to the relevant contents of the Privacy Policy of Agricultural Bank of China Limited (Public Version) published by the Agricultural Bank of China on its official website. The Borrower shall ensure that the relevant concerned is aware and understands the above privacy policy.

6.6 The Lender has the right to provide information related to this Contract (including but not limited to, as required by the relevant laws and regulations or the financial regulatory authorities

Loan form classification, loan overdue information, etc.) and other relevant information of the borrower are provided to the basic database of financial credit information for suitable institutions or individuals to inquire and use. The Lender shall not be liable for any qualified third party who adversely affects or loses the Borrower by the reliance or use of the above information.

6.7 During the term of this Contract, if the Lender is unable to issue or modify any laws, regulations, national policies or regulatory provisions that cause the lender to continue to perform this Contract or some provisions of this Contract, the Lender shall have the right to cancel the loan that has not been issued and take other measures deemed necessary by the Lender in accordance with the above relevant provisions.

6.8 The Lender’s failure to exercise or partially exercise or delay in exercising any right under this Contract shall not constitute a waiver or alteration of such right or other rights. Nor does it affect its further exercise of such right or other relevant rights.

6.9 Tax and invoice terms

6.9.1 The amount collected by the Contract under the Lender from the Borrower in accordance with the relevant laws and regulations of national tax collection include VAT. The VAT rate is determined according to the provisions of national laws and regulations. During the performance of the contract, in case of any adjustment of the national tax administration laws and regulations, the lender will adjust the relevant tax rate and other relevant contents accordingly.

6.9.2 The Lender shall issue a special VAT invoice or an ordinary VAT invoice to the borrower according to the provisions of national laws and regulations. If the borrower requests the issue of special VAT invoices, it shall comply with the conditions and procedures stipulated by the national tax laws and regulations, otherwise the lender has the right to refuse the borrower’s request for special VAT invoices under this Contract. Within 360 days after the lender receives the taxable amount of the borrower, the loan has the right to request the invoice. The invoice is issued by the lender or the billing agency designated by the lender. If the borrower fails to request the VAT invoice within the deadline, the lender may not provide the VAT invoice.

6.9.3 If the lender is wrong in issuing a VAT special invoice or a VAT general invoice to the borrower due to the Borrower, the Borrower shall bear the liability by itself, and the Lender shall have the right to require the Borrower to bear the losses or other adverse consequences caused to the Lender. For the invalidation of the VAT invoice error or the issuance of the red letter invoice, the borrower is obliged to cooperate with the lender to complete the handling of the relevant invoice.

6. 10 Dispute Resolution

6.10.1 Any dispute shall be settled by both parties through negotiation; if the negotiation fails, the dispute shall be settled by _ (1): (1) file a lawsuit with the people’s court where the lender is located;

(2) Submit               (Full name of the arbitration institution) Arbitration shall be conducted according to its arbitration rules.

6.10.2 During the period of litigation or arbitration, the contract shall be continued.

6.11 Contract effectiveness

6.11.1 The contract shall come into force upon being signed or sealed by both the borrower and the borrower.

6.11.2 Signing place: Nong Line short for Hangzhou an ancient administrative division cup one hand in the other before the chest villa branch Line

6.11.3 Signing date: 2 0 2 3 year 1 2 moon 2 2 sun

6.11.4 Dust Matters not covered herein shall be determined by both parties through negotiation.

6.11.5 This contract shall be executed in four copies, one for the Borrower, one for the Lender and one for each of the Guarantors. One for the Borrower, one for the Lender, and one for each of the Guarantors, all of which are equal in validity.

(No text available below)

(Borrower’s signature page)

This page is numbered. 33010120230044064 _ Contract signature page.

The Borrower declares that the Lender has informed the relevant terms (especially the terms in boldface) and, at our request, explained the concept, content and legal effect of the relevant terms, which we have become aware of and understand the above terms.

Borrower (signature):

Legal Representative or authorized agent(Responsible for):

(Lender signature page)

This page is numbered. 33010120230044064 Contract seal page.

Lender (signature):

Legal representative or authorized agent( in charge):